EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces First Quarter 2015 Results

REDWOOD CITY, CA — April 29, 2015 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its first quarter ended March 31, 2015. Revenues for the first quarter were $2.5 million, compared with revenues of $4.3 million for the fourth quarter ended December 31, 2014 and $3.0 million for the comparable quarter of 2014.

License revenue for the first quarter of 2015 was $1.1 million, compared with $2.7 million for the prior quarter and $1.2 million for the comparable quarter of 2014. The majority of the first quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the first quarter of 2015, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $3.6 million, or $0.74 per basic and diluted share, as compared with GAAP net loss of $1.6 million, or $0.32 per basic and diluted share, for the fourth quarter of 2014 and GAAP net loss of $2.3 million, or $0.49 per basic and diluted share, for the comparable quarter of 2014.

As of March 31, 2015 the Company had $36.3 million of cash and cash equivalents and short-term investments, compared to a combined balance of $37.1 million as of December 31, 2014 and $45.9 million as of March 31, 2014.

“In Q1, we engaged our worldwide sales organization in introducing and selling Vmoso.  Market feedback has been strong and we believe we have the right product, leveraging BroadVision’s core competencies, that enterprises need,” said Dr. Pehong Chen, President and CEO of BroadVision.  “In today’s virtual, mobile and social world, businesses need to operate efficiently and collaboratively. Vmoso sits at the forefront of this dynamic transformation.”

Conference Call Information

BroadVision management will host a conference call today, Wednesday, April 29, 2015, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 5569711#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$36,281	$37,079
Other current assets	3,323	4,405
Total current assets	39,604	41,484
Other non-current assets	324	342
Total assets	$39,928	$41,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,141	$5,439
Other non-current liabilities	1,190	774
Total liabilities	7,331	6,213
Total stockholders' equity	32,597	35,613
Total liabilities and stockholders' equity	$39,928	$41,826

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Software licenses	$1,087	$1,226
Services	1,409	1,768
Total revenues	2,496	2,994
Cost of revenues:
Cost of software revenues	45	44
Cost of services	717	990
Total cost of revenues	762	1,034
Gross profit	1,734	1,960
Operating expenses:
Research and development	1,858	1,829
Sales and marketing	1,140	1,507
General and administrative	888	1,000
Total operating expenses	3,886	4,336
Operating loss	(2,152)	(2,376)
Other (expense) income, net	(1,388)	40
Loss before provision for income taxes	(3,540)	(2,336)
Provision for income taxes	(15)	(3)
Net loss	$(3,555)	$(2,339)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.74)	$(0.49)
Shares used in computing:
Weighted average shares-basic and diluted	4,833	4,770